Exhibit 10.23

FOURTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of April 26, 2013, is made by and among KMG CHEMICALS, INC., a Texas corporation, KMG-BERNUTH, INC., a Delaware corporation, and KMG ELECTRONIC CHEMICALS, INC., a Texas corporation (collectively, and as further defined in the Credit Agreement, the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, successor by merger to Wachovia Bank, N.A., as Agent and Collateral Agent as defined in the Credit Agreement (hereinafter defined), those lenders executing this Amendment as Lenders, and such other lenders (collectively, and as further defined in the Credit Agreement, the “Lenders”) as may become a party to the Credit Agreement.

R E C I T A L S:

A. Borrowers, Agent, Collateral Agent and Lenders have entered into that certain Amended and Restated Credit Agreement dated as of December 31, 2007 (as heretofore amended, collectively, the “Credit Agreement”).

B. Borrowers have requested that Agent, Collateral Agent and Lenders (i) increase the amount of the Revolving Loan (as defined in the Credit Agreement) from $60,000,000.00 to $110,000,000.00, including an accordion feature, (ii) extend the Revolving Loan Maturity Date (and, thereby, the Swing Line Loan Maturity Date), and (iii) modify certain terms of the Credit Agreement, and Lenders have agreed to the same upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions Above. As used herein, the terms “Amendment,” “Borrowers,” “Credit Agreement” and “Lenders” shall have the meanings as set forth above.

Section 1.02 Definitions in Agreement. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as set forth in the Credit Agreement; without limiting the foregoing, the following terms are defined in the Credit Agreement: “Agent,” “Collateral Agent,” “Credit Agreement Obligations,” “Intercreditor Agreement,” “KMG-Bernuth,” “KMG ECI,” “Loan Documents,” and “Revolving Loan”.

ARTICLE II

AMENDMENTS TO AGREEMENT

Section 2.01 Definitions and General Provisions. Section 1.2 of the Credit Agreement is amended as follows:

(a) Restatement of Existing Defined Terms. The following terms currently found in the Credit Agreement are amended to read in full as follows:

“ABR Margin” means a percentage based upon the ratio of Funded Debt to EBITDA of the Borrower Consolidated Group, to be determined by Agent as of each Quarter-End based upon the financial reporting received from Borrowers in respect of such Quarter, as follows:

Ratio of Funded Debt to EBITDA	ABR Margin
Equal to or greater than 2.5 to 1.0	+ 0.50%
Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	+ 0.25%
Equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	+ 0.00%
Less than 1.5 to 1.0	+ 0.00%

“ABR Rate” means, at any time, the highest of (a) the Prime Rate and (b) the Federal Funds Rate plus 0.50%; each change in the ABR Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by Law or other governmental action to close in Houston, Texas or New York, New York; provided that in the case of LIBOR Rate Borrowings such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Commitments” means the Revolving Loan Commitment, the Swing Line Loan Commitment, and the Letter of Credit Commitment.

“Defaulting Lender” means, subject to Section 6.17(B), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in the Available Amount of all Letters of Credit and Letter of Credit Advances or participations in Swing Line Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Lender, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, Agent, Issuing Lender or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or the Borrowers, to confirm in writing to Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 6.17(B)) upon delivery of written notice of such determination to the Borrowers, Issuing Lender, Swing Line Lender and each Lender.

“Fixed Charge Coverage” means the quotient which is obtained by dividing (i) the difference of EBIDA for the 12-month period preceding the applicable date, less Maintenance Capital Expenditures for the 12-month period preceding the applicable date, less Dividends for the 12-month period preceding the applicable date, by (ii) the sum of Current Maturities of Long-Term Indebtedness as of the applicable date, plus Interest Expense for the 12-month period preceding the applicable date.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Letter of Credit Commitment” means the lesser of (i) Twenty Million and 00/100 Dollars ($20,000,000.00); or (ii) the Unused Revolving Loan Commitment.

“LIBOR Margin” means a percentage based upon the ratio of Funded Debt to EBITDA of the Borrower Consolidated Group, to be determined by Agent as of each Quarter-End based upon the financial reporting received from Borrowers in respect of such Quarter, as follows:

Ratio of Funded Debt to EBITDA	LIBOR Margin
Equal to or greater than 2.5 to 1.0	+ 2.25%
Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	+ 2.00%
Equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	+ 1.75%
Less than 1.5 to 1.0	+ 1.50%

“Permitted Acquisition” means any Acquisition the total cost of which does not exceed, on a pro forma basis assuming the closing of the Acquisition, 75% of Borrowers’ combined EBITDA for the four (4) consecutive quarter periods most recently ended, provided, that Borrowers’ combined liquidity (equal to cash plus the amount of the Unused Revolving Loan Commitment), on a pro forma basis assuming the closing of the Acquisition, is not less than $25,000,000.00.

“Revolving Loan Commitment” means One Hundred Ten Million and 00/100 Dollars ($110,000,000.00) as the same may be reduced pursuant to Section 2.8(A).

“Revolving Loan Maturity Date” means April 30, 2018.

“Revolving Notes” means (a) the following promissory notes, each executed by Borrowers: (i) Revolving Note dated April 26, 2013 in the face amount of $65,000,000.00 payable to the order of Wells Fargo Bank, National Association, and (ii) Revolving Note dated April 26, 2013 in the face amount of $45,000,000.00 payable to the order of Bank of America, N.A.; and (b) any amendment to or modification of any such promissory note and any promissory note given in extension or renewal of, or in substitution for, such promissory note.

“Swing Line Loan Commitment” means the lesser of (i) Eight Million and 00/100 Dollars ($8,000,000.00), or (ii) the Unused Revolving Loan Commitment.

“Unused Fee” means the fee payable by Borrowers to Agent for the account of the Revolving Loan Lenders (based on each such Revolving Loan Lender’s Pro Rata Share of the Revolving Loan Commitment at the applicable time) on each Quarter-End, as determined by Agent as of such Quarter-End in an amount equal to (i) the daily average of the Unused Revolving Loan Commitment, during such Quarter, multiplied by (ii) a percentage based upon the ratio of Funded Debt to EBITDA of the Borrower Consolidated Group, as set forth in the chart below, divided by (iii) four (4).

Ratio of Funded Debt to EBITDA	Unused Fee Percentage
Equal to or greater than 2.5 to 1.0	0.35%
Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	0.35%
Equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	0.25%
Less than 1.5 to 1.0	0.25%

“Unused Revolving Loan Commitment” means, as determined by Agent at any time, an amount equal to (i) the Revolving Loan Commitment, minus (ii) the outstanding Revolving Loan Advances, minus (iii) the outstanding Swing Line Loan Advances, minus (iv) the Available Amount of the Letters of Credit, minus (v) the outstanding Letter of Credit Advances; provided, for purposes of calculating the Unused Fee, the outstanding Swing Line Loan Advances shall not be deducted.

(b) Addition of New Defined Terms. The following terms are added to the Credit Agreement in alphabetical order, to read in full as follows:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Excluded Taxes” means, with respect to Agent, any Lender, Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrowers is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 6.18(B)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 6.15(E), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 6.15(A) and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions); provided that FATCA shall also include any amendments to Sections 1471 through 1474 of the Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to Issuing Lender, such Defaulting Lender’s Revolving Loan Commitment Percentage of the outstanding Available Amount of all Letters of Credit and Letter of Credit Advances (other than the Available Amount of all Letters of Credit and Letter of Credit Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof) and (b) with respect to Swing Line Lender, such Defaulting Lender’s Revolving Loan Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Increased Amount Date” has the meaning assigned thereto in Section 2.7.

“Incremental Lender” has the meaning assigned thereto in Section 2.7.

“Incremental Revolving Loan Commitments” has the meaning assigned thereto in Section 2.7.

“Incremental Loans” has the meaning assigned thereto in Section 2.7.

“Incremental Revolving Loan Commitment” has the meaning assigned thereto in Section 2.7(A).

“Incremental Revolving Loan Increase” has the meaning assigned thereto in Section 2.7(A).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Lender Joinder Agreement” means a joinder agreement in form and substance satisfactory to Agent delivered in connection with Section 2.7.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Loans.

“Maintenance Capital Expenditures” means, as to any member of the Borrower Consolidated Group, Capital Expenditures incurred to maintain such Person’s fixed or capital assets to the extent reasonably necessary, consistent with customary industry standards and past practice, to sustain ongoing current operations of the Borrower Consolidated Group.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

(c) Amendment to Time. All references to “(Charlotte, North Carolina time)” are amended to read “(Houston, Texas time)”.

Section 2.02 Amendment to Section 2.1. The introduction to Section 2.1 is amended to read in full as follows:

Section 2.1 General Terms. Subject to the terms hereof, Revolving Loan Lenders will lend Borrowers, from time to time until the Revolving Loan Maturity Date, such amounts which shall not exceed, in the aggregate principal amount at any one time outstanding the Unused Revolving Loan Commitment.

Section 2.03 Amendment to Section 2.6. Section 2.6 is amended to read in full as follows:

Section 2.6 Use of Proceeds of Revolving Loan. The proceeds of the Revolving Loan shall be used to finance Borrowers’ general working capital needs, to pay fees and expenses associated with the closing of the Loans, to finance Permitted Acquisitions, to repay Letter of Credit Advances, and to repay Swing Line Loan Advances.

Section 2.04 Additional Section to Article II. The following sections are added to Article II of the Credit Agreement, to read in full as follows:

Section 2.7 Incremental Loans.

(A) At any time prior to the Revolving Loan Maturity Date, Borrowers may by written notice to Agent elect to request the establishment of one or more increases in the Revolving Loan Commitment (an “Incremental Revolving Loan Commitment”) to make incremental revolving credit loans (any such increase, an “Incremental Revolving Loan Increase” or the “Incremental Loans”); provided that (1) the total aggregate amount for all such Incremental Revolving Loan Commitments shall not (as of any date of incurrence thereof) exceed $25,000,000.00, and (2) the total aggregate amount for the Incremental Revolving Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000.00 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which Borrowers propose that any Incremental Revolving Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Agent. Borrowers may invite any Lender, any Affiliate of any Lender and/or any other Person reasonably satisfactory to Agent, to provide an Incremental Revolving Loan Commitment (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Revolving Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Loan Commitment. Any Incremental Revolving Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(1) no Default or Event of Default shall exist on such Increased Amount Date both before and after giving effect to (i) any Incremental Revolving Loan Commitment, (ii) the making of any Incremental Loans pursuant thereto and (iii) any Permitted Acquisition consummated in connection therewith;

(2) Agent and Lenders shall have received from each Borrower a Compliance Certificate demonstrating that Borrowers will be in compliance on a pro forma basis with the financial covenants set forth in Section 10.3 both before and after giving effect to (i) any Incremental Revolving Loan Commitment, (ii) the making of any Incremental Loans pursuant thereto and (iii) any Permitted Acquisition consummated in connection therewith;

(3) the proceeds of any Incremental Loans shall be used as set forth in Section 2.6;

(4) each Incremental Revolving Loan Commitment (and the Incremental Loans made thereunder) shall constitute Credit Agreement Obligations of Borrowers and shall be secured and guaranteed with the other Loans on a pari passu basis;

(5) in the case of each Incremental Revolving Loan Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(a) such Incremental Revolving Loan Increase shall mature on the Revolving Loan Maturity Date, shall bear interest at the rate applicable to the Revolving Loans and shall be subject to the same terms and conditions as the Revolving Credit Loans;

(b) the outstanding Revolving Loans and Revolving Loan Commitment Percentages of Swing Line Loans and Letters of Credit will be reallocated by Agent on the applicable Increased Amount Date among the Revolving Loan Lenders (including the Incremental Lenders providing such Incremental Revolving Loan Increase) in accordance with their revised Revolving Loan Commitment Percentages (and the Revolving Loan Lenders (including the Incremental Lenders providing such Incremental Revolving Loan Increase) agree to make all payments and adjustments necessary to effect such reallocation and Borrowers shall pay any and all costs required pursuant to Section 6.13 in connection with such reallocation as if such reallocation were a repayment); and

(c) except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Loan Increase shall, except to the extent otherwise provided in this Section 2.7, be identical to the terms and conditions applicable to the Revolving Loan;

(6) any Incremental Lender with an Incremental Revolving Loan Increase shall be entitled to the same voting rights as the existing Revolving Loan Lenders under the Revolving Loans and any Loans made in connection with each Incremental Revolving Loan Increase shall receive proceeds of prepayments on the same basis as the other Revolving Loans made hereunder;

(7) such Incremental Revolving Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by Borrowers, Agent and the applicable Incremental Lenders

(which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Agent, to effect the provisions of this Section 2.7); and

(8) Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of Each Borrower Party authorizing such Incremental Loan) reasonably requested by Agent in connection with any such transaction.

(B) The Incremental Lenders shall be included in any determination of the Required Lenders or Required Revolving Credit Lenders, as applicable, and the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(C) On any Increased Amount Date on which any Incremental Revolving Loan Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Loan Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Loan Commitment.

Section 2.8 Permanent Reduction of the Revolving Loan Commitment.

(A) Mandatory Reduction. The Revolving Loan Commitment shall be permanently reduced by the following amounts on the corresponding dates as follows:

Date	Amount of Reduction	Revolving Loan Commitment
09/30/14	$10,000,000.00	$100,000,000.00
09/30/15	$10,000,000.00	$90,000,000.00
09/30/16	$10,000,000.00	$80,000,000.00
09/30/17	$10,000,000.00	$70,000,000.00

(B) Corresponding Payment. Each permanent reduction permitted or required pursuant to this Agreement shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swing Line Loans and the Available Amount of all Letters of Credit and Letter of Credit Advances, as applicable, after such reduction to the Revolving Loan Commitment as so reduced and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Loan Commitment as so reduced, the Borrowers shall be required to deposit Cash Collateral in a Cash Collateral account opened by Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 4.3. Any reduction of the Revolving Loan Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swing Line Loans (and furnishing of Cash Collateral satisfactory to Agent for an amount equal to the Available Amount of all Letters of Credit and Letter of Credit Advances) and shall result in the termination of the Revolving Loan Commitment and the Swing Line Commitment and the Revolving Credit Facility. If the reduction of the Revolving Loan Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.13 hereof.

Section 2.05 Amendments to Article VI. The following sections are amended as set forth below:

(a) Section 6.1 of the Credit Agreement is amended to add paragraph (D), to read in full as follows:

(D) Notwithstanding anything to the contrary contained in this Section 6.1, if there exists a Defaulting Lender each payment by the Borrowers to such Defaulting Lender hereunder shall be applied in accordance with Section 6.17.

(b) Section 6.11 of the Credit Agreement is amended to add a sentence at the end thereof, to read in full as follows:

The provisions of this Section 6.11 shall not be construed to apply to (i) any Defaulting Lender, (ii) the application of Cash Collateral provided for in Section 6.16, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any Loan or participations in any Swing Line Loan or Letter of Credit to any assignee or participant, other than to Borrowers (as to which the provisions of this Section shall apply).

Section 2.06 Additional Sections to Article VI. The following sections are added to Article VI of the Credit Agreement, to read in full as follows:

Section 6.12. Changed Circumstances.

(A) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Borrowing or a conversion to or continuation thereof, if for any reason (i) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that United States dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and LIBOR Rate Interest Period of such Loan, (ii) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such LIBOR Rate Interest Period with respect to a proposed LIBOR Rate Borrowing or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such LIBOR Rate Interest Period, then Agent shall promptly give notice thereof to Borrowers. Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, the obligation of Lenders to make LIBOR Rate Borrowings and the right of Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Borrowing shall be suspended, and (i) in the case of LIBOR Rate Borrowings, Borrowers shall either (a) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Borrowing together with accrued interest thereon (subject to Sections 2.4 and 2.5), on the last day of the then current LIBOR Rate Interest Period applicable to such LIBOR Rate Borrowing; or (b) convert the then outstanding principal amount of each such LIBOR Rate Borrowing to a ABR Rate Borrowing as of the last day of such LIBOR Rate Interest Period.

(B) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Borrowing, such Lender shall promptly give notice thereof to Agent and Agent shall promptly give notice to Borrowers and the other Lenders. Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, (i) the obligations of Lenders to make LIBOR Rate Borrowings, and the right of Borrowers to convert any Loan to a LIBOR Rate Borrowing or continue any Loan as a LIBOR Rate Borrowing shall be suspended and thereafter Borrowers may select only ABR Rate Borrowings and (iii) if any of Lenders may not lawfully continue to maintain a LIBOR Rate Borrowing to the end of the then current LIBOR Rate Interest Period applicable thereto, the applicable Loan shall immediately be converted to a ABR Rate Borrowing for the remainder of such LIBOR Rate Interest Period.

Section 6.13. Indemnity. Each Borrower hereby indemnifies each of Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Borrowing or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Borrowing, (b) due to any failure of Borrowers to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Borrowing on a date other than the last day of the LIBOR Rate Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Loan Credit Percentage of the LIBOR Rate Borrowings in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to Borrowers through Agent and shall be conclusively presumed to be correct save for manifest error.

Section 6.14. Increased Costs.

(A) Increased Costs Generally. If any Change in Law shall:

(1) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or Issuing Lender;

(2) subject any Lender or Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Borrowing made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 6.15 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or Issuing Lender); or

(3) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Borrowings made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Rate Borrowing (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or Issuing Lender, Borrowers shall promptly pay to any such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(B) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Pro Rata Share of the Revolving Loan Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender Borrowers shall promptly pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by Lenders on the understanding that Lenders will not be required to maintain capital against their Pro Rata Share of the Revolving Loan Commitment or Swing Line Commitment, as applicable, under current Laws, regulations and regulatory guidelines. In the event Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that Lenders will be entitled to make claims under this Section (each such claim to be made within a reasonable period of time after the period to which it relates) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

(C) Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (A) or (B) of this Section and delivered to Borrowers, shall be conclusive absent manifest error. Borrowers shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(D) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or Issuing Lender, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 6.15. Taxes.

(A) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, the applicable Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Law.

(B) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(C) Indemnification by Borrowers. Borrowers shall indemnify Agent, each Lender and Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or Issuing Lender, shall be conclusive absent manifest error. Borrowers shall also indemnify Agent, within ten (10) days after demand therefor, for any amount which a Lender or Issuing Lender for any reason fails to pay indefeasibly to Agent as required by paragraph (G) below; provided that, such Lender or Issuing Lender, as the case may be, shall indemnify Borrowers to the extent of any payment Borrowers makes to Agent pursuant to this sentence. In addition, Borrowers shall indemnify Agent, each Lender and Issuing Lender, within ten (10) days after demand therefor, for any incremental Taxes that may become payable by such Agent, Lender (or its beneficial owners) or Issuing Lender as a result of any failure of any Borrower Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Agent, pursuant to clause (D), documentation evidencing the payment of Taxes.

(D) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(E) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrowers is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that Borrowers is a resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) duly completed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN; or

(4) any other form prescribed by Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Law to permit Borrowers to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall (A) enter into such agreements with the IRS as necessary to establish an exemption from withholding under FATCA; (B) comply with any certification, documentation, information, reporting or other requirement necessary to establish an exemption from withholding under FATCA; (C) provide any documentation reasonably requested by Borrowers or Agent sufficient for Agent and Borrowers to comply with their respective obligations, if any, under FATCA and to determine that such Lender has complied such applicable requirements; and (D) provide a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender certifying that such Lender has complied with any necessary requirements to establish an exemption from withholding under FATCA. To the extent that the relevant documentation provided pursuant to Section 6.15(E) is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Lender, such Lender or Issuing Lender shall, to the extent permitted by Law, deliver to Borrowers and Agent revised and/or updated documentation sufficient for Borrowers and Agent to confirm such Lender’s or such Issuing Lender’s compliance with their respective obligations under FATCA.

(F) Treatment of Certain Refunds. If Agent, a Lender or Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by Borrowers pursuant to this Section), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent, such Lender or Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable indemnifying party, upon the request of Agent, such Lender or Issuing Lender, agrees to repay the amount paid over pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, such Lender or Issuing Lender in the event Agent, such Lender or Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (F), in no event will Agent, Issuing Lender or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (F) the payment of which would place Agent, Issuing Lender or Lender in a less favorable net after-Tax position than Agent, Issuing Lender or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Agent, any Lender or Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.

(G) Indemnification of Agent. Each Lender and Issuing Lender shall indemnify Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender or Issuing Lender that are payable or paid by Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender and Issuing Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Lender, as the case may be, under any Loan Document against any amount due to Agent under this paragraph (G). The agreements in paragraph (G) shall survive the resignation and/or replacement of Agent.

(H) Survival. Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Pro Rata Share of the Revolving Loan Commitment.

Section 6.16 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Agent, Issuing Lender or Swing Line Lender (with a copy to Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of Issuing Lender and/or Swing Line Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 6.17(A)(4) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(A) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Agent, for the benefit of Issuing Lender and Swing Line Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Available Amount of all Letters of Credit and Letter of Credit Advances and Swing Line Loans, to be applied pursuant to subsection (b) below. If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent, Issuing Lender and Swing Line Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(B) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 6.16 or Section 6.17 in respect of Letters of Credit and Swing Line Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Available Amount of all Letters of Credit and Letter of Credit Advances and Swing Line Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(C) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of Issuing Lender and/or Swing Line Lender, as applicable, shall no longer be required to be held as

Cash Collateral pursuant to this Section 6.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Agent, Issuing Lender and Swing Line Lender that there exists excess Cash Collateral; provided that, subject to Section 6.17, the Person providing Cash Collateral, Issuing Lender and Swing Line Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 6.17 Defaulting Lenders.

(A) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(1) Waivers and Amendments. Such Defaulting Lender shall have no right to approve or disapprove any amendment, waiver or consent with respect to this Agreement.

(2) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by Agent from a Defaulting Lender in connection with any set-off shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Fronting Exposure of Issuing Lender and Swing Line Lender with respect to such Defaulting Lender in accordance with Section 6.16; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swing Line Loans issued under this Agreement, in accordance with Section 6.16; sixth, to the payment of any amounts owing to Lenders, Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swing Line Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swing Line Loans were issued at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swing Line Loans owed to, all Non-Defaulting Lenders on a Pro Rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swing Line Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Available Amount of all Letters of Credit and Letter of Credit Advances and Swing Line Loans are held by Lenders pro rata in accordance with the Revolving Loan Commitments under the applicable Revolving Credit Facility without giving effect to Section 6.17(A)(4). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 6.17(A)(2) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(3) Certain Fees.

(a) No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Each Defaulting Lender shall be entitled to receive a Letter of Credit Facility Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Loan Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 6.16.

(c) With respect to any Letter of Credit Facility Fee not required to be paid to any Defaulting Lender pursuant to clause (a) or (b) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Available Amount of all Letters of Credit and Letter of Credit Advances or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (4) below, (2) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(4) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Available Amount of all Letters of Credit and Letter of Credit Advances and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Loan Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that (x) the conditions set forth in Section 7.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(5) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (4) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swing Line Loans in an amount equal to Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 6.16.

(B) Defaulting Lender Cure. If the Borrowers, Agent, Issuing Lender and Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held Pro Rata by Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 6.17(A)(4), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(C) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 6.18. Mitigation Obligations; Replacement of Lenders.

(A) Designation of a Different Lending Office. If any Lender requests compensation under Section 6.14, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.15, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6.14 or Section 6.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(B) Replacement of Lenders. If any Lender requests compensation under Section 6.14, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.15, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 6.18(A), or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.15), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(1) Borrowers shall have paid to Agent the assignment fee (if any) specified in Section 13.15;

(2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts due in connection with any indemnities) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(3) in the case of any such assignment resulting from a claim for compensation under Section 6.14 or payments required to be made pursuant to Section 6.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(4) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Section 2.07 Amendment to Financial Covenants. Section 10.3, paragraph (G) of the Credit Agreement is deleted.

Section 2.08 Amendment to Maintaining Bank Accounts. Section 10.14(A) of the Credit Agreement is amended to read in full as follows:

(A) Borrowers shall maintain their principal bank accounts (collectively, the “Bank Accounts”), including any Deposit Accounts and disbursement accounts (the “Approved Bank Accounts”), and principal United States domestic treasury management services, with Wells Fargo Bank, National Association.

Section 2.09 Amendment to Right of Set-Off. Section 11.6 of the Credit Agreement is amended to add a sentence at the end thereof, to read in full as follows:

In the event that any Defaulting Lender shall exercise any such right of set-off, (i) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 6.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent, Issuing Lenders, Swing Line Lender and Lenders, and (ii) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of set-off.

Section 2.10 Amendment to Section 13.15. Section 13.15 of the Credit Agreement is amended to add paragraph (H), to read in full as follows:

(H) Notwithstanding anything to the contrary contained in this Section, no assignment or participation may be made to a Defaulting Lender.

Section 2.11 Lenders’ Credit Percentages. Exhibit D to the Credit Agreement is amended by substituting Exhibit D attached hereto for Exhibit D attached to the Credit Agreement.

ARTICLE III

CONDITIONS PRECEDENT

The effectiveness of this Amendment is conditioned upon the satisfaction of the following further conditions which must be satisfied as of the date of this Amendment or such later date as indicated below:

Section 3.01 Representations and Warranties True and Correct. The representations and warranties contained herein and in all other Loan Documents, as amended hereby and by the other documents given in connection with this Amendment, shall be true and correct as of the date hereof except as previously disclosed to Lender.

Section 3.02 No Default. No Default or Event of Default shall exist.

Section 3.03 Borrowers Documents. Borrowers shall have executed and delivered to Agent, for the benefit of Lenders, the following documents, in form and substance satisfactory to Agent in its sole discretion; each of such documents shall be a Loan Document:

(a) this Amendment;

(b) Revolving Note payable to Wells Fargo Bank, National Association in the face amount of $65,000,000.00;

(c) Revolving Note payable to Bank of America, N.A. in the face amount of $45,000,000.00;

(d) Swing Line Note payable to Wells Fargo Bank, National Association in the face amount of $8,000,000.00;

(e) Second Amendment to Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement relating to real property owned by KMG ECI in Hollister, California;

(f) Third Amendment to Deed of Trust and Security Agreement relating to real property owned by KMG ECI in Pueblo County, Colorado;

(g) Third Amendment to Mortgage and Security Agreement relating to real property owned by, KMG-Bernuth in Doniphan County, Kansas;

(h) CLTA Form 110.6 Endorsement to the Loan Policy of Title Insurance relating to real property owned by KMG ECI in Hollister, California, to be received within ten (10) Business Days after the date hereof;

(i) ALTA Form 11 Endorsement to the Loan Policy of Title Insurance relating to real property owned by KMG ECI in Pueblo County, Colorado, to be received within ten (10) Business Days after the date hereof;

(j) ALTA Form 11 Endorsement to the Loan Policy of Title Insurance relating to real property owned by, KMG-Bernuth in Doniphan County, Kansas, to be received within ten (10) Business Days after the date hereof; and

(k) Closing Certificates for Each Borrower.

Section 3.04 Opinion of Counsel. Borrowers’ outside legal counsel shall have delivered to Agent a legal opinion in form and substance satisfactory to Agent in its sole discretion.

Section 3.05 Amendment to Intercreditor Agreement. The parties to the Intercreditor Agreement shall have executed and delivered to Agent and Collateral Agent an amendment to the Intercreditor Agreement, in form and substance satisfactory to Agent in its sole discretion; such document shall be a Loan Document.

Section 3.06 Amendment to Note Purchase Agreement. Borrowers and the Purchasers (as defined in the Note Purchase Agreement dated December 31, 2007 as more particularly described in the Intercreditor Agreement) shall have executed and delivered among themselves an amendment to the Note Purchase Agreement, granting such waivers and consents as may be required to permit the Transaction.

ARTICLE IV

RATIFICATIONS, REPRESENTATIONS AND WARRANTIES

Section 4.01 Renewal and Extension of Revolving Notes.

(a) To the extent of $45,000,000.00, the Revolving Note of even date herewith payable to the order of Wells Fargo Bank, National Association is given in renewal and extension, and not in extinguishment or novation, of the following Revolving Notes, each executed by Borrowers: (i) dated March 18, 2010, payable to the order of Wachovia Bank, N.A., in the face amount of $30,000,000.00, (ii) dated December 31, 2007, payable to the order of The Prudential Insurance Company of America, in the face amount of $2,500,000.00, and (iii) dated December 31, 2007, payable to the order of PRUCO Life Insurance Company, in the face amount of $2,500,000.00, which three (3) notes were in turn renewed and extended by that certain Revolving Note dated November 23, 2011 in the face amount of $45,000,000.00 executed by Borrowers payable to the order of Wells Fargo Bank, National Association; the Liens securing said prior Revolving Notes are hereby renewed and extended to secure the Credit Agreement Obligations, and said Liens are hereby ratified and confirmed in every respect by Borrowers and shall continue in full force and effect.

(b) To the extent of $15,000,000.00, the Revolving Note of even date herewith payable to the order of Bank of America, N.A. is given in renewal and extension, and not in extinguishment or novation, of that certain Revolving Note executed by Borrowers dated March 18, 2010, payable to the order of Bank of America, N.A. in the face amount of $15,000,000.00, which was given in renewal and extension of that certain Revolving Note dated December 31, 2007 executed by Borrowers payable to the order of Bank of America, N.A. in the face amount of $10,000,000.00; the Liens securing said prior Revolving Notes are hereby renewed and extended to secure the Credit Agreement Obligations, and said Liens are hereby ratified and confirmed in every respect by Borrowers and shall continue in full force and effect.

Section 4.02 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. Borrowers and Lenders agree that the Credit Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms. The terms, provisions, and conditions of any and all of the Loan Documents are hereby ratified and confirmed in every respect by Borrowers and shall continue in full force and effect.

Section 4.03 Representations and Warranties. Borrowers hereby represent and warrant to Lenders that:

(a) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of Borrowers and will not violate the articles of incorporation or bylaws of Borrowers;

(b) after giving effect to the modifications contained in this Amendment, and any other Loan Document, the representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof except as previously disclosed to Lenders;

(c) after giving effect to the modifications contained in this Amendment, no Default or Event of Default has occurred and is continuing and no event or condition has occurred that with the giving of notice or lapse of time or both would be a Default or an Event of Default;

(d) after giving effect to the modifications contained in this Amendment, Borrowers are in full compliance with all covenants and agreements contained in the Credit Agreement as amended hereby; and

(e) Borrowers are not presently aware of any claim they have against Lenders, nor are they aware of any claim any of their respective Subsidiaries have against Lenders, for damages arising out of any prior action or inaction on the part of Lenders or their representatives or agents.

ARTICLE V

MISCELLANEOUS

Section 5.01 Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other Loan Documents executed in connection with this Amendment.

Section 5.02 Reference to Agreement. Each of the Loan Documents, including the Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

Section 5.03 Expenses of Lender. As provided in the Credit Agreement, Borrowers agree to pay on demand all reasonable costs and expenses incurred by Lenders in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including without limitation the reasonable costs and fees of Lenders’ legal counsel, and all reasonable costs and expenses incurred by Lenders in connection with the enforcement or preservation of any rights under the Credit Agreement as amended hereby, or any other Loan Document, including without limitation the reasonable costs and fees of Agent’s legal counsel.

Section 5.04 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 5.05 LAW. THIS AMENDMENT IS ENTERED INTO AND PERFORMABLE IN HARRIS COUNTY, TEXAS, AND THE SUBSTANTIVE LAWS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS, OF THE UNITED STATES AND THE STATE OF TEXAS SHALL GOVERN THE CONSTRUCTION OF THIS AMENDMENT AND THE DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, AND THE RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THERETO.

Section 5.06 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Lenders and Borrowers and their respective successors and assigns, except Borrowers may not assign or transfer any of their rights or obligations hereunder without the prior written consent of Lenders.

Section 5.07 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

Section 5.08 Effect of Waiver. No consent or waiver, express or implied, by Lenders to or for any breach of or deviation from any covenant, condition or duty by Borrowers shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 5.09 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 5.10 SECTION 26.02 NOTICE. THE CREDIT AGREEMENT, AS AMENDED BY THIS AMENDMENT, AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THE CREDIT AGREEMENT AND THIS AMENDMENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE CREDIT AGREEMENT AND THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

EXECUTED as of the date first written above.

[Remainder of page is blank. Signatures appear on following pages.]

SIGNATURE PAGES – BORROWERS

KMG CHEMICALS, INC.

By:	/s/ J. Neal Butler
J. Neal Butler
President and Chief Executive Officer

KMG-BERNUTH, INC.

By:	/s/ J. Neal Butler
J. Neal Butler
President and Chief Executive Officer

KMG ELECTRONIC CHEMICALS, INC.

By:	/s/ J. Neal Butler
J. Neal Butler
President and Chief Executive Officer

SIGNATURE PAGE – WELLS FARGO

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Agent, Collateral Agent, Lender and Issuing Lender

By:	/s/ Geri E. Landa
Geri E. Landa
Senior Vice President

Instructions for Wire Transfers to Agent:

Wells Fargo Bank National Association

ABA Number: 121 000 248

Account Number: 01104331628807

Account Name: Agency Services Clearing A/C

Ref: KMG Chemicals

Attn: Financial Cash Controls

SIGNATURE PAGE – BANK OF AMERICA

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Rebecca L. Hetzer
Rebecca L. Hetzer
Vice President

EXHIBIT D

LENDERS’ CREDIT PERCENTAGES

Percentages have been rounded up/down to next whole percentage

Lender	Revolving Loan Commitment and Revolving Loan Credit Percentage
Wells Fargo Bank, N.A.	$65,000,000 59.09%
Bank of America, N.A.	$45,000,000 40.91%
Total	$110,000,000 100.00%